Filed Pursuant to Rule 433

Registration Statement No. 333-169358

September 18, 2012

Final Term Sheet

Fiserv, Inc.

$700,000,000 3.500% Senior Notes Due October 1, 2022

Issuer:	Fiserv, Inc.

Guarantors:	BillMatrix Corporation CheckFree Services Corporation Fiserv Solutions, Inc. Information Technology, Inc. Fiserv Investment Solutions, Inc. ITI of Nebraska, Inc.

Ratings*:	Baa2 (stable) by Moody’s and BBB- (stable) by S&P

Format:	SEC Registered

Principal Amount:	$700,000,000

Trade Date:	September 18, 2012

Settlement Date (T+5):	September 25, 2012

Maturity Date:	October 1, 2022

Interest Payment Dates:	April 1 and October 1 of each year, beginning April 1, 2013

Benchmark Treasury:	UST 1.625% Aug-2022

Benchmark Price / Yield:	98-12 / 1.805%

Spread to Benchmark:	T+175 bps

Yield to Maturity:	3.555%

Coupon:	3.500%

Price to Public:	99.539%

Redemption:	At any time prior to July 1, 2022, Make-Whole Call as set forth in the preliminary prospectus supplement (T+30 bps). At any time on or after July 1, 2022, at 100% of the principal amount plus accrued interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC Mitsubishi UFJ Securities (USA), Inc. U.S. Bancorp Investments, Inc.

Co-Managers:

Credit Suisse Securities (USA) LLC

SMBC Nikko Capital Markets Limited

SunTrust Robinson Humphrey, Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

RBS Securities Inc.

TD Securities (USA) LLC

BMO Capital Markets Corp.

J.P. Morgan Securities LLC

The Williams Capital Group, L.P.

BB&T Capital Markets, a division of Scott & Stringfellow, LLC

Comerica Securities, Inc.

KeyBanc Capital Markets Inc.

The Huntington Investment Company

CUSIP / ISIN:	337738AM0 / US337738AM09

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or by email to dg.prospectus_requests@baml.com or by calling Wells Fargo Securities, LLC toll-free at 1-800-326-5897 or by email to cmclientsupport@wellsfargo.com.